PROMISSORY NOTE

Park City, Utah	August __, 2008 2008

PROMISE TO PAY:  For value received, the undersigned Maker promises to pay to the order of Holder the Principal Amount, together with interest on the unpaid balance of such amount, in lawful money of the United States of America, in accordance with all the terms, conditions, and covenants of this Note.

MAKER: Park City Group, Inc. (including its successors and assigns, "Maker").

MAKER'S ADDRESSES FOR NOTICE: 3160 Pinebrook Rd. Park City, UT 84098

HOLDER: _______________________ (including its successors and assigns, "Holder")

HOLDER'S ADDRESS FOR PAYMENT: _________________________________

PRINCIPAL AMOUNT: $__________________

INTEREST RATE: Ten Percent (10%) per annum

PAYMENT TERMS: The Principal Amount together with accrued and unpaid interest shall be due and payable on December 1, 2008.

LATE CHARGE: None.

1.	INTEREST PROVISIONS.

(a)
Rate. The principal balance of this Note from time to time remaining unpaid prior to maturity shall bear interest at the Interest Rate per annum stated above. Interest shall be calculated on the unpaid principal balance of this Note beginning on the date hereof.

(b)
Interest After Default. At Holder's option, the unpaid principal balance shall bear interest after maturity (whether by acceleration or otherwise) at the "Default Interest Rate". The Default Interest Rate shall be (i) the Interest Rate stated on the first page of this Note plus eight (18) percentage points; or (ii) such lesser rate of interest as Holder in its sole discretion may choose to charge; but never more than the Maximum Lawful Rate or at a rate that would cause the total interest contracted for, charged, or received by Holder to exceed the Maximum Lawful Amount.

(c)
Daily Computation of Interest. Any interest payable herein shall be computed on the basis of a calendar year consisting of 365 or 366, as the case may be. In no event shall Holder compute the interest in a manner that would cause Holder to contract for, charge, or receive interest that would exceed the Maximum Lawful Rate or the Maximum Lawful Amount.

2.	DEFAULT PROVISIONS.

(a)	Events of Default. Events of Default are as follows:

(i)
There is default in the payment of any installment of principal, interest, or any other sum required to be paid under the terms of this Note and such default is not cured within thirty (30) days of the applicable due date;

(ii)
The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise.

(b)
Non-Waiver by Holder. Any previous extension of time, forbearance, failure to pursue some remedy, acceptance of late payments, or acceptance of partial payment by Holder, before or after maturity, does not constitute a waiver by Holder of his subsequent right to strictly enforce the terms of this Note.

3.
PREPAYMENT. Maker may make payments of principal at any time before they are due. When Maker makes a prepayment, Maker will notify Holder in writing that Maker is doing so. Maker may make a full prepayment or partial prepayments of principal without paying any prepayment charge or premium. Holder will apply all prepayments first to pay all outstanding interest, if any, and then, to reduce the amount of principal that Maker owes under this Note. If Maker makes a partial prepayment, there will be no changes in the due date or in the amount of any scheduled payments under this Note unless Holder agrees in writing to those changes.

4.	MISCELLANEOUS PROVISIONS.

(a)
Subsequent Holder. All references to Holder in this Note shall also refer to any subsequent owner or holder of this Note by transfer, assignment, endorsement, or otherwise any successor or assign of Holder, or any entity or person who is entitled to receive payments under this Note.

(b)	No Transfer. Holder and Maker shall not assign or transfer this Note to any other party without the written consent of the other party.

(c)
 Successors and Assigns. The provisions of this Note shall be binding upon the successors, assigns, heirs, executors, and administrators of Maker, and shall inure to the benefit of the successors and assigns of Holder; provided, however, that no obligations of Maker hereunder can be assigned without Holder's prior written consent.

(d)
No Duty or Special Relationship. If Holder and Maker are now engaged in or in the future engage in other business transactions, such other business transactions are independent of this Note and the indebtedness evidenced hereby and of the promises and covenants made by Maker in this Note, and vice versa.

(e)
Modifications. Any modifications agreed to by Holder relating to the release of liability of any of the parties primarily or secondarily liable for the payment of this Note, or relating to the release, substitution, or subordination of all or part of the security for this Note, shall in no way constitute a release of liability with respect to the other parties or security not covered by such modification.

(f)
 Entire Agreement. Maker warrants and represents that this Note constitutes the entire agreement between Maker and Holder with respect to the loan evidenced by this Note and agree that no modification, amendment, or additional agreement with respect to such loan or the advancement of funds hereunder will be valid and enforceable unless made in writing signed by both Maker and Holder.

(g)
Maker's Addresses for Notice. All notices required to be sent by Holder to Maker shall be sent by U.S. Mail, postage prepaid, to Maker's Addresses for Notice stated on the first page of this Note, until Holder shall receive written notification from Maker of a new address, or addresses, for notice.

(h)
Holder's Address for Payment. All sums payable by Maker to Holder shall be paid at Holder's Address for Payment stated on the first page of this Note, or at such other address as Holder shall designate from time to time.

(i)
Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein, and the invalidity or unenforceability of any provision of this Note as to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

(j)
APPLICABLE LAW; VENUE & JURISDICTION. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF UTAH AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS IN UTAH. In any litigation in connection with this Note or any foreclosure of Holder's security interest in the Collateral, Maker and all other persons liable for payment of all or any part of the indebtedness evidenced hereby, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Utah or the United States courts located within the State of Utah.

EXECUTED to be effective the __ day of August, 2008.

MAKER:
Park City Group, Inc.

By _______________________________

Its _______________________________

Agreed to and Accepted by:

HOLDER:

By: ________________________

Its: ___________________________